Exhibit 23.1

CONSENT OF Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of ESSA Pharma Inc. (the “Company) of our report dated December 12, 2022, relating to the consolidated balance sheets as of September 30, 2022 and 2021, and the related consolidated statements of loss and comprehensive loss, cash flows and changes in shareholders’ equity for the years ended September 30, 2022 and 2021 and the reference to our name in the “Experts” section in the Company’s Registration Statement filed with the U.S. Securities and Exchange Commission on September 19, 2023.

/s/ DAVIDSON & COMPANY LLP

Vancouver, Canada	Chartered Professional Accountants

September 19, 2023